METHODE ELECTRONICS, INC. REPORTS
FISCAL 2011 FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

Net Sales Increase 23.6% Quarter Over Quarter And 13.4% Year Over Year

Chicago, IL - June 30, 2011 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2011 fourth quarter and year ended April 30, 2011.

Fourth-Quarter Fiscal 2011
Methode's fourth-quarter Fiscal 2011 net sales increased $22.8 million, or 23.6 percent, to $119.4 million from $96.6 million in the fourth quarter of Fiscal 2010. Translation of foreign currency decreased net sales $0.8 million, or 0.6 percent, in the year-over-year comparison.

In March 2011, Methode sold its 75 percent ownership in Optokon, its Czech Republic optical operation, to the minority shareholder for $10.0 million, including a collateralized note of $4.1 million. The net assets of the Company's 75 percent ownership had a book value of $9.9 million. A gain of $4.1 million was recorded on the sale of the net assets, primarily attributable to the cumulative translation gains since the date of the initial investment. The Company also recorded income taxes related to the sale of $3.5 million, resulting in a gain net of taxes of $0.6 million, or $0.02 per share.

Net income attributable to Methode Electronics, Inc. decreased $6.0 million to $10.1 million, or $0.27 per share, in the fourth quarter of Fiscal 2011 from $16.1 million, or $0.44 per share, in the same period of Fiscal 2010. Quarter over quarter, Fiscal 2011 net income was negatively affected by:

•	lower income tax benefit of $4.7 million;

•	no reversal of pricing contingencies compared to the one-time reversal of pricing contingencies in the Fiscal 2010 fourth quarter of $1.7 million;

•	higher stock option and stock award amortization expense of $1.0 million;

•	costs related to the launch of a large automotive program of $0.7 million;

•	costs related to a certain vendor's production and delivery issues of $0.3 million; and

•	lower favorable changes in reserve estimates.

Quarter over quarter, Fiscal 2011 net income benefitted by:

•	the net gain on the sale of Optokon of $0.6 million;

•	no restructuring expenses compared to restructuring expenses in the Fiscal 2010 fourth quarter of $0.5 million;

•	lower Delphi legal expenses of $0.2 million; and

•	higher sales and gross margins.

Excluding the restructuring charges in the Fiscal 2010 fourth quarter and the net gain on the sale of Optokon in the Fiscal 2011 period, Methode's net income was $6.0 million, or $0.16 per share, in the fourth quarter of Fiscal 2011 compared to $16.4 million, or $0.45 per share, in the same period of Fiscal 2010.

Methode Electronics, Inc. Reports Fiscal 2011 Fourth-Quarter And Full-Year Financial Results

Consolidated gross margins as a percentage of sales were 21.7 percent in the Fiscal 2011 fourth quarter compared to 23.3 percent in the same period of Fiscal 2010. Gross margins in the Fiscal 2011 period were negatively impacted by costs related to a certain vendor's production and delivery issues and costs related to the launch of a large automotive program, both in the in the North American Automotive business, partially offset by higher sales volumes. The fourth quarter of Fiscal 2010 included higher favorable changes in reserve estimates.

Selling and administrative expenses increased $4.8 million, or 31.4 percent, to $20.1 million in the Fiscal 2011 fourth quarter compared to $15.3 million in the prior-year fourth quarter due primarily to higher stock option and stock award amortization expense and higher selling and marketing expenses as a result of improved sales. Selling and administrative expenses as a percentage of net sales were 16.8 percent for the Fiscal 2011 fourth quarter compared to 15.8 percent in the same period last year.

In the Fiscal 2011 fourth quarter, income tax benefit from continuing operations decreased $4.8 million to a net benefit of $4.0 million compared to a benefit of $8.8 million for the Fiscal 2010 fourth quarter. The net benefit in the fourth quarter of Fiscal 2011 was primarily due to a benefit of $3.5 million for an intraperiod tax allocation related to the sale of Optokon, a benefit of $1.2 million related to foreign tax credits, partially offset by income tax expense of $0.7 million on foreign profits. The benefit in the fourth quarter of Fiscal 2010 primarily relates to the ability to carry back current year U.S.-based losses and deductions.

Fourth-Quarter Fiscal 2011 Segment Comparison
Comparing the Automotive segment's fourth quarter of Fiscal 2011 to the same period of Fiscal 2010,

•
Net sales increased 38.4 percent attributable to a net sales increase of 44.1 percent in Asia, due to increased sales for transmission lead frame and steering angle sensor products, an increase of 160.2 percent in North America, due to increased sales for the Ford Center Console Program, and an increase of 13.0 percent in Europe, primarily due to fluctuation in currency exchange rates.

•
Gross margins as a percentage of sales decreased to 15.5 percent from 18.6 percent due to costs related to a certain vendor's production and delivery issues and costs related to the launch of a large automotive program.

•
Income from operations decreased to $4.0 million from $4.1 million due to increased manufacturing costs, costs for new product development and higher selling and marketing expenses, partially offset by increased net sales and no restructuring charges.

Comparing the Interconnect segment's fourth quarter of Fiscal 2011 to the same period of Fiscal 2010,

•
Net sales decreased 2.0 percent attributable to a net sales decrease in North America of 4.3 percent, due to lower sales for white goods products partially offset by increased sales of data and safety radio remote control devices, and a decrease of 4.2 percent in Europe due to the sale of Optokon, partially offset by stronger safety radio remote control device sales. Net sales benefitted from a 13.8 percent improvement in sales in Asia, due to improved sales for safety radio remote control devices.

•	Gross margins as a percentage of sales decreased to 34.1 percent from 35.4 percent due primarily to lower sales volumes.

•
Income from operations improved to $6.0 million from $5.6 million as a result of no restructuring charges and lower overall commission expense, partially offset by decreased net sales and gross profit.

Comparing the Power Products segment's fourth quarter of Fiscal 2011 to the same period of Fiscal 2010,

•	Net sales improved 35.0 percent driven by a net sales increase of 42.6 percent in Asia due to higher busbar demand, an increase of 17.6 percent in North America due to higher flexible cabling

Methode Electronics, Inc. Reports Fiscal 2011 Fourth-Quarter And Full-Year Financial Results

and heat sink product demand, and an increase in Europe due to the introduction of busbar products.

•
Gross margins as a percentage of sales decreased to 22.3 percent from 33.0 percent due to higher costs related to new product development, including $0.5 million attributable to development costs related to an award for an integrated on-board charging system for an electric commercial truck.

•
Income from operations decreased to $0.9 million from $1.1 million due to increased expenses for new product development and unfavorable currency rate fluctuations, partially offset by higher net sales and no restructuring charges.

Fiscal Year 2011
Methode's Fiscal 2011 net sales increased $50.6 million, or 13.4 percent, to $428.2 million from $377.6 million for Fiscal 2010. Translation of foreign currency decreased net sales $4.2 million, or 1.1 percent, in the year-over-year comparison.

Net income attributable to Methode improved $5.8 million, or 42.3 percent, to $19.5 million, or $0.53 per share, in Fiscal 2011 compared to $13.7 million, or $0.37 per share, in Fiscal 2010. Year over year, Fiscal 2011 net income was negatively affected by:

•	costs related to a certain vendor's production and delivery issues of $2.3 million;

•	higher stock option and stock award amortization expense of $2.1 million;

•	legal settlement with Blue Angel LLC for $2.1 million;

•	lower tax benefits of $1.9 million;

•	customer negotiated cancellation and other customer cancellation costs of $1.7 million;

•	no reversal of pricing contingencies compared to the one-time reversal of pricing contingencies in Fiscal 2010 of $1.7 million;

•	costs related to the launch of a large automotive program of $1.2 million;

•	lower favorable changes in reserve estimates; and

•	higher development costs.

Year over year, Fiscal 2011 net income benefitted from:

•	no restructuring expenses compared to restructuring expenses in Fiscal 2010 of $7.8 million;

•	lower Delphi legal expenses of $1.0 million;

•	the net gain on the sale of Optokon of $0.6 million;

•	higher net sales and margins; and

•	the absence of costs related to the inability to adjust direct labor and overhead costs due to the unexpected cancellation of the Delphi supply agreement in Fiscal 2010.

Excluding the restructuring charges and the reversal of one-time pricing contingencies in Fiscal 2010, and the Blue Angel unsecured claims expense, the negotiated program termination charge and the gain on the sale of Optokon in Fiscal 2011, Methode's net income was $18.7 million, or $0.49 per share, in Fiscal 2011 compared to $17.8 million, or $0.48 per share, in Fiscal 2010.

Consolidated gross margins as a percentage of sales were 20.8 percent in Fiscal 2011 compared to 21.2 percent in Fiscal 2010, impacted by the loss of the Delphi business, the one-time reversal of pricing contingencies in Fiscal 2010, customer cancellation charges, lower other income and costs related to a certain vendor's production and delivery issues, but were partially offset by higher sales volumes, a favorable change in sales mix within the Interconnect segment and cost efficiencies from Methode's Asian businesses in Fiscal 2011 compared to Fiscal 2010.

Selling and administrative expenses increased $8.4 million, or 13.5 percent, to $70.8 million for Fiscal 2011 compared to $62.4 million for Fiscal 2010 due primarily to the Blue Angel unsecured claims

Methode Electronics, Inc. Reports Fiscal 2011 Fourth-Quarter And Full-Year Financial Results

expense, higher stock option and stock award amortization expense and higher selling and marketing expenses in the North American and Asian automotive businesses, partially offset by lower Delphi litigation expense and lower commissions and professional fees in Fiscal 2011 compared to Fiscal 2010. Selling and administrative expenses as a percentage of net sales were 16.5 percent for both Fiscal 2011 and Fiscal 2010.

Income tax benefit from continuing operations decreased $1.9 million to a net benefit of $4.1 million for Fiscal 2011 compared to $6.0 million for Fiscal 2010. Fiscal 2011 included a benefit of $3.5 million for an intraperiod tax allocation related to the sale of Optokon, a benefit of $2.7 million related to the expiration of uncertain tax positions and interest from prior periods, partially offset by income taxes for foreign profits of $2.1 million. Fiscal 2010 included taxes on foreign profits of $1.1 million, book to income tax return adjustments of $2.8 million and other adjustments of $1.6 million. Also, in Fiscal 2010, a benefit of $2.7 million was recorded due to the settlement of uncertain tax positions and related interest from prior periods.

Fiscal Year 2011 Segment Comparison
Comparing Fiscal 2011 to Fiscal 2010, Automotive segment

•
Net sales increased 11.2 percent, but were negatively impacted by lower sales to Delphi of $14.1 million and planned lower legacy automotive products sales of $18.2 million in the 2011 period and a one-time reversal of pricing contingencies of $1.7 million in the 2010 period. Excluding Delphi and legacy automotive products sales and the one-time reversal of pricing contingencies in both periods, net sales increased $56.8 million, or 33.6 percent.

•
Excluding the loss of sales to Delphi, the planned transfer of business to China in the third quarter of Fiscal 2010 and the loss of legacy automotive products sales, North American sales increased 76.8 percent. Excluding the planned transfer of business to China in the third quarter of Fiscal 2010, Asian sales increased 178.3 percent. European sales increased 4.8 percent.

•
Gross margins as a percentage of sales were 17.6 percent compared to 18.0 percent due to the loss of the Delphi business, customer program cancellation charges and costs related to a certain vendor's production and delivery issues and costs related to the launch of a large automotive program partially offset by higher sales volumes and cost efficiencies in Asia.

•
Income from operations increased to $13.3 million from $11.3 million due to no restructuring charges and higher sales, partially offset by the Blue Angel unsecured claims expense, the one-time reversal of pricing contingencies in Fiscal 2010, higher selling and marketing expenses, increased development costs in North America, and negotiated program termination costs in Fiscal 2011.

Comparing Fiscal 2011 to Fiscal 2010, Interconnect segment

•
Net sales increased 11.8 percent attributable to a net sales increase of 12.5 percent in North America, due to increased data, sensor and safety radio remote control device sales, and a net sales increase of 19.3 percent in Europe, primarily due to increased safety radio remote control device sales. The net sales increase was partially offset by a net sales decrease of 2.4 percent in Asia, due to lower legacy connector product sales from the planned exit of this business.

•	Gross margins as a percentage of sales increased to 30.3 percent from 28.7 percent due mainly to higher sales volumes and a favorable change in sales mix.

•	Income from operations increased to $20.0 million from $11.0 million due to increased net sales and gross profit margins, no restructuring expenses, and lower selling and administrative expense.

Methode Electronics, Inc. Reports Fiscal 2011 Fourth-Quarter And Full-Year Financial Results

Comparing Fiscal 2011 to Fiscal 2010, Power Products segment

•
Net sales increased 24.4 percent, driven by a net sales increase of 65.2 percent in Asia, due to higher busbar demand and a net sales increase of 4.6 percent in North America, driven by higher demand for flexible cabling and heat sink products, partially offset by lower busbar demand, and the introduction of busbar products in Europe, which accounted for $2.6 million in net sales compared to no net sales in Fiscal 2010.

•
Gross margins as a percentage of sales decreased to 21.0 percent from 25.9 percent attributable mainly to customer cancellation charges, as well as increased costs related to new product development, partially offset by lower costs in Asia.

•
Income from operations increased to $3.6 million from $3.4 million, due to higher net sales and gross profit, no restructuring charges, partially offset by customer cancellation charges, expenses related to new product development and higher selling and administrative expenses.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Our businesses continue to perform better than a year ago, with over 23 percent growth for the quarter and over 13 percent growth for the year. This year's results captured the benefits of recovering demand coupled with our strong new product performance, system critical solutions and brand-differentiating ideas. We believe we are on the right path as our strategies position us to grow profitably as markets continue to improve.

“However, we expect to continue to carry higher design, development and engineering costs through Fiscal 2012 to support products expected to launch in Fiscal 2013. Additionally, the vendor production and delivery issues we experienced in the last three quarters in the Automotive segment, will also likely continue through most of Fiscal 2012, or until our in-house capabilities come online.”

Mr. Duda concluded, “We maintain a positive long-term outlook for our global business and believe our commitment to new product solutions for our customers and strong financial position will provide continuing opportunity for substantial growth and profitability.”

Conference Call
The Company will conduct a conference call and Webcast today to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.
A replay of the conference call, as well as an MP3 download, will be available shortly after the call through July 14 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number 286 and Conference ID number 374460. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Germany, India, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors,

Methode Electronics, Inc. Reports Fiscal 2011 Fourth-Quarter And Full-Year Financial Results

interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) further downturns in the automotive industry or the bankruptcy of certain automotive customers; (4) ability to compete effectively; (5) customary risks related to conducting global operations; (6) dependence on the availability and price of raw materials; (7) dependence on our supply chain; (8) ability to keep pace with rapid technological changes; (9) ability to avoid design or manufacturing defects; (10) ability to protect our intellectual property; (11) ability to withstand price pressure; (12) location of a significant amount of cash outside of the U.S.; (13) currency fluctuations; (14) ability to successfully benefit from acquisitions and divestitures; (15) ability to withstand business interruptions; (16) unfavorable tax laws; (17) ability to implement and profit from newly acquired technology; and (18) the future trading price of our stock.

For Methode Electronics Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Fiscal Quarter Ended
	April 30, 2011	May 1, 2010

Net sales	$119,409	$96,673

Cost of products sold	93,521	74,094

Gross margins	25,888	22,579

Restructuring	—	443
Selling and administrative expenses	20,103	15,366

Income/(loss) from operations	5,785	6,770

Interest (income)/expense, net	(6)	(30)
Other (income)/expense, net	592	(503)

Income/(loss) before income taxes	5,199	7,303

Income tax expense/(benefit)	(3,988)	(8,724)

Net income from continuing operations	9,187	16,027
Gain on sale of discontinued operation, net of tax ($4,148 less taxes of $3,493)	655	—
Net income/(loss)	9,842	16,027
Less: Net income/(loss) attributable to noncontrolling interest	(223)	(69)
NET INCOME/(LOSS) ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$10,065	$16,096

Basic income/(loss) per share:
Continuing operations	$0.25	$0.44
Discontinued operations	$0.02	$—
Basic income/(loss) per share	$0.27	$0.44

Diluted income/(loss) per share:
Continuing operations	$0.24	$0.44
Discontinued operations	$0.02	$—
Diluted income/(loss) per share	$0.26	$0.44

Basic shares	37,216,294	36,737,462
Diluted shares	38,128,095	37,002,584

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Fiscal Year Ended
	April 30, 2011	May 1, 2010

Net sales	$428,215	$377,646

Cost of products sold	339,042	297,711

Gross margins	89,173	79,935

Restructuring	(21)	7,770
Selling and administrative expenses	73,250	64,724

Income/(loss) from operations	15,944	7,441

Interest (income)/expense, net	198	139
Other (income)/expense, net	1,284	(515)

Income/(loss) before income taxes	14,462	7,817

Income tax expense/(benefit)	(4,076)	(5,964)

Net income from continuing operations	18,538	13,781
Gain on sale of discontinued operation, net of tax ($4,148 less taxes of $3,493)	655	—
Net income/(loss)	19,193	13,781
Less: Net income/(loss) attributable to noncontrolling interest	(307)	126
NET INCOME/(LOSS) ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$19,500	$13,655

Basic income/(loss) per share:
Continuing operations	$0.51	$0.37
Discontinued operations	$0.02	$—
Basic income/(loss) per share	$0.53	$0.37

Diluted income/(loss) per share:
Continuing operations	$0.50	$0.37
Discontinued operations	$0.02	$—
Diluted income/(loss) per share	$0.52	$0.37

Basic shares	37,128,157	36,711,925
Diluted shares	37,838,668	36,931,604

METHODE ELECTRONICS, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	April 30, 2011	May 1, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$57,445	$63,821
Accounts receivable, less allowance (2011 — $1,140; 2010 —$1,102)	88,036	68,649
Inventories:
Finished products	6,271	5,487
Work in process	10,981	7,686
Materials	21,305	16,587
	38,557	29,760
Deferred income taxes	3,778	2,272
Prepaid and refundable income taxes	851	13,956
Prepaid expenses and other current assets	7,294	6,138
TOTAL CURRENT ASSETS	195,961	184,596
PROPERTY, PLANT AND EQUIPMENT
Land	3,135	3,240
Buildings and building improvements	45,522	49,398
Machinery and equipment	249,597	228,112
	298,254	280,750
Less allowances for depreciation	236,743	218,874
	61,511	61,876
OTHER ASSETS
Goodwill	16,422	12,096
Other intangibles, less accumulated amortization	18,423	18,811
Cash surrender value of life insurance	10,028	9,391
Deferred income taxes	4,456	3,657
Pre-production costs	14,645	11,984
Other	13,298	8,412
	77,272	64,351
TOTAL ASSETS	$334,744	$310,823

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$37,152	$29,743
Salaries, wages and payroll taxes	8,364	8,252
Other accrued expenses	16,003	18,283
Income taxes	1,336	2,467
TOTAL CURRENT LIABILITIES	62,855	58,745

OTHER LIABILITIES	8,138	10,251
DEFERRED COMPENSATION	2,607	1,885

SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,312,243 and 38,149,946 shares issued as of April 30, 2011 and May 1, 2010, respectively	19,156	19,075
Additional paid-in capital	72,113	65,991
Accumulated other comprehensive income	23,152	16,247
Treasury stock, 1,342,188 as of April 30, 2011 and May 1, 2010	(11,377)	(11,377)
Retained earnings	155,989	146,818
TOTAL METHODE ELECTONICS, INC. SHAREHOLDERS’ EQUITY	259,033	236,754
Noncontrolling interest	2,111	3,188
TOTAL EQUITY	261,144	239,942
TOTAL LIABILITIES AND EQUITY	$334,744	$310,823

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended
	April 30, 2011	May 1, 2010
OPERATING ACTIVITIES
Net income/(loss)	$19,193	$13,781
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
(Gain)/loss on sale of fixed assets	73	—
Gain on the sale of discontinued business	(4,148)	—
Gain on investment in business	(165)	—
Provision for depreciation	13,354	17,112
Amortization of intangible assets	2,402	2,297
Impairment of tangible assets	1,299	710
Stock-based compensation	3,006	871
Provision for bad debt	249	142
Deferred income taxes	(5,207)	3,992
Changes in operating assets and liabilities:
Accounts receivable	(17,846)	(12,436)
Inventories	(8,710)	645
Prepaid expenses and other current assets	13,841	(39)
Accounts payable and accrued expenses	(301)	291
NET CASH PROVIDED BY OPERATING ACTIVITIES	17,040	27,366

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(15,223)	(9,379)
Acquisition of businesses	(2,470)	(325)
Acquisition of technology licenses	—	(530)
Proceeds from life insurance policies	1,515	2,464
Other	—	—
NET CASH USED IN INVESTING ACTIVITIES	(16,178)	(7,770)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	1,028	185
Tax expense from stock options and awards	—	(31)
Cash dividends	(10,329)	(10,414)
NET CASH USED IN FINANCING ACTIVITIES	(9,301)	(10,260)
Effect of foreign currency exchange rate changes on cash	2,063	455
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,376)	9,791
Cash and cash equivalents at beginning of year	63,821	54,030
CASH AND CASH EQUIVALENTS AT END OF YEAR	$57,445	$63,821